UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

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BROADVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2013

Dear Stockholder:

On behalf of BroadVision, Inc. (“BroadVision”), I cordially invite you to attend the Annual Meeting of Stockholders, which will begin at 10:00 a.m. local time on Thursday, June 6, 2013, at our headquarters located at 1700 Seaport Boulevard, Suite 210, Redwood City, California. At the meeting, stockholders will be asked:

1.         To elect the Board of Directors’ nominees, Dr. Pehong Chen, James D. Dixon, Robert Lee and François Stieger, to the Board of Directors to serve for the ensuing year and until their successors are elected.

2.         To ratify the selection of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.         To approve an amendment to BroadVision’s Employee Stock Purchase Plan  to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by Two Hundred Thousand (200,000) shares.

4.          To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describes these proposals in detail.

Our directors and officers hope that as many stockholders as possible will be present at the meeting. Because the vote of each stockholder is important, we ask that you submit your proxy whether or not you plan to attend the meeting. This will not limit your right to change your vote prior to or at the meeting.

We appreciate your interest in BroadVision. To assist us in preparation for the meeting, please submit your proxy at your earliest convenience.

Very truly yours,

/s/  Pehong Chen

DR. PEHONG CHEN

Chairman of the Board, President and Chief Executive Officer

BROADVISION, INC.

1700 Seaport Boulevard, Suite 210,

Redwood City, California 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2013

TO THE STOCKHOLDERS OF BROADVISION, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BROADVISION, INC., a Delaware corporation, will be held on Thursday, June 6, 2013, at 10:00 a.m. local time at our headquarters located at 1700 Seaport Boulevard, Suite 210, Redwood City, California for the following purposes:

1.   To elect the Board of Directors’ nominees, Dr. Pehong Chen, James D. Dixon, Robert Lee and François Stieger, to the Board of Directors to serve for the ensuing year and until their successors are elected.

2.   To ratify the selection of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.   To approve an amendment to BroadVision’s Employee Stock Purchase Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by Two Hundred Thousand (200,000) shares.

4.    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement for the Annual Meeting.

The record date for the Annual Meeting is April 17, 2013.  Only stockholders of record at the close of business on that date may vote at the meeting, any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Sandra Adams

SANDRA ADAMS

Secretary and General Counsel

Redwood City, California

April 24, 2013

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

BROADVISION, INC.

1700 Seaport Boulevard, Suite 210

Redwood City, California 94063

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

April 24, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The Board of Directors of BroadVision, Inc., a Delaware corporation, is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on June 6, 2013, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein. The Annual Meeting will be held at our headquarters located at 1700 Seaport Boulevard, Suite 210, Redwood City, California. Information on how to vote in person at the Annual Meeting is discussed below.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record.  All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 24, 2013 to all stockholders of record entitled to vote at the Annual Meeting.  We may send you a proxy card, along with a second Notice, on or after April 26, 2013.

SOLICITATION

We will bear the entire cost of solicitation of proxies, including preparation of this proxy statement and mailing of the Notice. Solicitation materials will be made available to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies may be supplemented by telephone, telegram, electronic mail or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of Common Stock at the close of business on April 17, 2013 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 17, 2013, we had outstanding and entitled to vote 4,701,464 shares of Common Stock.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by stockholders present at the meeting in person or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. (A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.) Abstentions and broker non-votes will be counted in determining whether a quorum is present. Abstentions will be counted towards the vote totals for all proposals and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote totals for any proposal.

VOTING PROCEDURES

Stockholders may either vote “For” all the nominees to the Board of Directors or may abstain from voting for any nominee specified. For each of the other matters to be voted on, stockholders may vote “For” or “Against” or abstain from voting.

Stockholder of Record: Shares Registered in the Stockholder’s Name

Stockholders of record may vote in person at the Annual Meeting or vote by proxy using our online portal, or by a proxy card that you may request or that we may elect to deliver at a later time. Whether or not stockholders plan to attend the meeting, we urge stockholders to vote by proxy to ensure each vote is counted. Stockholders may still attend the meeting and vote in person even if they have already voted by proxy.

To vote in person, stockholders of record should attend the Annual Meeting and will receive a ballot when they arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If the stockholder is a beneficial owner of shares registered in the name of a broker, bank or other agent, the stockholder should have received a Notice containing voting instructions from that organization rather than from BroadVision. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, the stockholder must obtain a valid proxy from the broker, bank or other agent. Without a valid proxy from the record holder, a beneficial owner will not be able to vote in person at the Annual Meeting. The stockholder should follow the instructions from the broker, bank or other agent included with these proxy materials, or contact the broker, bank or other agent to request a proxy form.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Secretary at our principal executive office, 1700 Seaport Boulevard, Suite 210, Redwood City, California 94063, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2014 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is December 25, 2013. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of this year’s Annual Meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

RESULTS OF VOTING

Preliminary voting results will be announced at the annual meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the date of the annual meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the date of the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

There are four nominees for the eight Board of Director positions presently authorized pursuant to our Bylaws. Proxies will not be voted for a greater number of persons than the four named nominees. There are four authorized seats on the Board of Directors that will remain vacant.  The Company has not reduced the number of authorized positions so that in the future we may add additional directors if we believe the Company would benefit from additional expertise, experience or other capabilities.  Each director to be elected will hold office until the next annual meeting of stockholders and until his successor has been duly elected and qualified, or until such director’s earlier death, resignation or removal. Each of the nominees listed below is currently one of our directors and was previously elected by the stockholders. It is our policy to invite nominees for directors to attend the annual meeting. None of the current members of the Board of Directors attended the 2012 annual meeting of stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The four nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares will be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

The names of the nominees, a brief biography and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating Committee to recommend that person as a nominee for director, as of the date of this proxy statement is set forth below.

The Nominating Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business.  To that end, the Nominating Committee has historically identified and evaluated nominees in the context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating Committee to believe that each nominee should continue to serve on the Board of Directors.  However, each of the members of the Nominating Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

Name	Age	Principal Occupation/ Position Held With The Company
Pehong Chen	55	Chairman, President and Chief Executive Officer
James D. Dixon	69	Formerly an executive with bankofamerica.com
Robert Lee	64	Formerly an executive with Pacific Bell
François Stieger	63	Co-founder and Managing Partner Eurofin Ventures SA

Pehong Chen has served as our Chairman of the Board, Chief Executive Officer and President since our incorporation in May 1993. Dr. Chen served as Interim Chief Financial Officer during the period between William Meyer’s departure in June 2006 and Shin-Yuan Tzou’s appointment as Chief Financial Officer in January 2008.  From 1992 to 1993, Dr. Chen served as the Vice President of Multimedia Technology at Sybase, Inc., a supplier of client-server software products. Dr. Chen founded and, from 1989 to 1992, served as President of Gain Technology, Inc., a provider of multimedia applications development systems, which was acquired by Sybase, Inc. Dr. Chen currently serves on the board of directors of SINA.com and Fortinet Inc. He received a B.S. in Computer Science from National Taiwan University, an M.S. in Computer Science from Indiana University and a Ph.D. in Computer Science from the University of California at Berkeley.  We believe Dr. Chen’s qualifications to sit on our Board of Directors include his decades of experience in the technology industry, including as our founder, and our Chairman, President and Chief Executive Officer for the past 19 years.  The Committee believes that Dr. Chen’s extensive experience with the Company brings necessary historical knowledge, industry experience and continuity to the board.

James D. Dixon has served as one of our directors since January 2003. Prior to his retirement from Bank of America in January 2002, Mr. Dixon served as an executive with bankofamerica.com. From September 1998 to February 2000, Mr. Dixon was Group Executive and Chief Information Officer of Bank of America Technology & Operations. From 1990 to 1998, before the merger of NationsBank Corporation and BankAmerica Corporation, Mr. Dixon was President of NationsBank Services, Inc. From 1986 to 1990, he also served as Chief Financial Officer for Citizens and Southern Bank/Sovran, a predecessor company to NationsBank. Mr. Dixon holds a B.A. from Florida State University, a J.D. from the University of Florida School of Law, and he is a graduate of the executive M.B.A. program at Stanford University. Mr. Dixon also previously served on the board of directors of CheckFree Corporation, a provider of financial electronic commerce services and products, 724 Solutions Inc., a provider of mobile internet, mobile broadband and IP messaging solutions and Rare Hospitality International, Inc., a restaurant operator and franchisor. Mr. Dixon’s employment within the technology sector of the banking industry and his leadership roll with several major national corporations give him the background to provide strategic financial guidance and leadership to the Company and the Board.  Additionally, his extensive service on other boards of directors in the technology industry gives him substantial insight into the issues that arise in a technology-based business.

Robert Lee has served as one of our directors since August 2004. Mr. Lee was a corporate Executive Vice President and President of Business Communications Services at Pacific Bell, where he established two new subsidiaries: Pacific Bell Internet Services and Pacific Bell Network Integration. During his 26 year career at Pacific Bell, Mr. Lee managed groups in operations, sales and marketing. Mr. Lee served as Executive Vice President of Marketing and Sales from 1987 to 1992. Mr. Lee is the Vice Chairman of the board of directors of Blue Shield of California, which provides health insurance to members in California, and a member of the board of Corinthian Colleges, which operates as a post-secondary education company in North America.  Mr. Lee also previously served on the board of directors of Web.com, a provider of online marketing services for small businesses, from April 1999 until September 2007 and Netopia, a provider of voice and data solutions, from November 2001 until February 2007. Mr. Lee holds a B.S. in Electrical Engineering from the University of Southern California and an M.B.A. from the University of California at Berkeley.  The Company believes that Mr. Lee’s extensive operations, sales and marketing expertise make him a valuable member of the board.  His executive experience, along with his experience serving on other boards and his historical knowledge of our company, give him the qualifications and skills to serve as a director.

François Stieger has served as one of our directors since August 2006. Mr. Stieger is cofounder and Managing Partner of Eurofin Ventures SA. From January 2006 until October 2011 he led Intentional Software’s international group as CEO of Intentional Software International Sarl. From April 2003 until January 2006, Mr. Stieger was senior vice president and general manager for Europe, Middle East and Africa for Verisign, the leading provider of critical infrastructure security services for the Internet and telecommunication markets. Mr. Stieger was responsible for Verisign’s business throughout that region. Prior to joining Verisign, Mr. Stieger was a partner of Amadeus Capital, a leading European venture capital firm based in London. Mr. Stieger served as our Director, Worldwide Marketing Organization, from 1996 to 2001.  While serving in that capacity, in 1996, he established our European operations. Under his management through mid 2001, these operations grew to more than 400 employees and US$104 million annual revenues. He was also personally involved in our initial public offering in June 1996, and our public offering on the Neuer Markt in Frankfurt in November 1999. From 1987-1992, as vice president, Mr. Stieger established and managed operations of Oracle Corporation for southern and central Europe. Mr. Stieger is a graduate of the University of Strasbourg’s Institute of Technology.  Mr. Steiger’s experience as an executive of several international technology companies provides the board with a global perspective.  Additionally, his experiences as a former Company executive provide him with a deep understanding of the Company that we believe to be valuable to the board.

Board Leadership Structure

The board of directors has chosen to combine the chief executive officer and board chairman positions and has not appointed a separate lead director. Dr. Pehong Chen has served as the Chief Executive Officer and Chairman of the Board since he founded the Company in 1993. At the present time, the independent directors believe that Dr. Chen's in-depth knowledge of our operations and vision for its development make him the best-qualified director to serve as Chairman.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process.  The board does not have a standing risk management committee, but rather it takes on an active role, as a whole and also at the committee level, in overseeing risk management. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee and management reports about such risks.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Independence of the Board of Directors

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our company counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and us, our senior management and our independent registered public accounting firm, the Board affirmatively has determined that three of our current directors are independent directors within the meaning of the applicable Nasdaq listing standards. Dr. Chen, our Chairman, Chief Executive Officer, President and largest stockholder, is not “independent” within the meaning of the applicable Nasdaq listing standards.

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present, in conjunction with regularly scheduled Board meetings and otherwise as needed.  In 2012, our independent directors met four times at sessions at which only independent directors were present.

Code of Business Ethics and Conduct

We have adopted a Code of Business Ethics and Conduct (the “Code of Conduct”) that applies to all of our directors, officers and employees. The text of the Code of Conduct is posted on our website at www.broadvision.com. If we make any substantive amendment to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate directly with the members of the Board, and stockholders are encouraged to do so. Stockholders interested in communicating with the directors may do so by addressing correspondence to a particular director, or to the Board generally, in our care at 1700 Seaport Boulevard, Suite 210, Redwood City, California 94063. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation or Nominating Committee. Our personnel will not screen or edit such communications and will forward them directly to the Board or the intended member of the Board.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 31, 2012, the Board met four times. During the fiscal year ended December 31, 2012, each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member, respectively.

The Board has an Audit Committee, a Compensation Committee and a Nominating Committee. Copies of the charters of all three of the Board’s standing committees are available on our website at www.broadvision.com. Each committee has authority to obtain advice and assistance from consultants and advisors, as it deems appropriate, to carry out its responsibilities. The Board has determined that each member of its committees meets the applicable rules and regulations regarding “independence” and that each member of its committees is free of any relationship that would interfere with his individual exercise of independent judgment with regard to us.

Below is a description of each of these committees.

The Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the auditors on our audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of our quarterly financial statements.

The Audit Committee is presently composed of three non-employee directors: Messrs. Dixon (Chairman), Lee and Stieger. The Board has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has determined that Mr. Dixon qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. The Board made a qualitative assessment of Mr. Dixon’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for Citizens and Southern Bank/Sovran, a predecessor company to NationsBank.

The Audit Committee is also vested with oversight of corporate governance matters and, in that regard, makes determinations as to all aspects of our corporate governance functions on behalf of the Board and makes recommendations to the Board regarding corporate governance issues. The Audit Committee is responsible for periodically reviewing and assessing our governance principles to determine their adherence to the Code of Conduct, and recommending any changes deemed appropriate to the Board for its consideration.

In 2012, the Audit Committee met four times. See “Report of the Audit Committee of the Board of Directors” below.

The Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves our overall compensation strategy and policies. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. We also have a Non-Officer Option Committee, established in May 1997, which has the power to award stock options to non-officer employees and consultants. The Compensation Committee is presently composed of two non-employee directors: Messrs. Dixon and Lee (Chairman). All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The sole member of the Non-Officer Option Committee is Dr. Chen. In 2012, the Compensation Committee met five times.

The Nominating Committee

The Nominating Committee makes determinations as to the individuals who are to be nominated for membership to the Board. Candidates for nomination to the Board of Directors are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this review, the Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board, to maintain a balance of expertise, experience and capability. In considering diversity, the Nominating Committee focuses on the current composition of the Board, and on how it could strengthen the Board’s diversity by adding individuals who could add to the Board’s collective knowledge and perspectives. This process may include selecting candidates with gender, ethnic, national or other backgrounds that are different from those already represented on the Board at the time of consideration. The effectiveness of the Board’s diverse mix of skills, experiences and perspectives is considered as part of the Board’s periodic self-assessment.

The Nominating Committee has a long standing practice of considering any qualified director candidates that are recommended by our stockholders. Stockholders who wish to recommend a director candidate for consideration by the Nominating Committee may do so in writing to the Chairman of the Nominating Committee at the following address: BroadVision, Inc., 1700 Seaport Boulevard, Suite 210, Redwood City, California 94063.

If a stockholder wishes the Nominating Committee to consider a director candidate for nomination at our next annual meeting, then our Bylaws require that stockholder to send written notice of the recommendation no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting, which notice is otherwise in accordance with the requirements for stockholder nominations described in our Bylaws. Submissions must include the candidate’s name and sufficient biographical information concerning the candidate, including age, five-year employment history with employer names and a description of the employers’ businesses, whether such candidate can read and understand basic financial statements, and board memberships, if any. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The Nominating Committee is presently composed of two non-employee directors: Messrs. Lee (Chairman) and Stieger. All members of our Nominating Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing requirements). In 2012, the Nominating Committee met once.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of the Company for the year ended December 31, 2012 (the “Audited Financial Statements”) and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. Management has the primary responsibility for the financial statements and the internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and OUM & Co. LLP (“OUM”), the independent registered public accounting firm, the Audited Financial Statements and the internal control over financial reporting. The Audit Committee has discussed with OUM the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.  AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received from OUM the written disclosures and the letter required by applicable requirements of the PCAOB regarding OUM’s communications with the audit committee concerning independence, and has discussed with them their independence from the Company and its management. The Audit Committee considered whether the rendering of non-audit services by OUM to the Company is compatible with maintaining the independence of OUM from the Company.

Following the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

AUDIT COMMITTEE

James D. Dixon, Chairman

Robert Lee

François Stieger

* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected OUM & Co. LLP (“OUM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013. The Board of Directors has directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. OUM has audited our financial statements beginning with the fiscal year ended December 31, 2006. Representatives of OUM are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of OUM as our independent registered public accounting firm is not required by our Bylaws or otherwise; however, the Board is submitting the selection of OUM to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of OUM. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following presents aggregate fees billed to us by OUM, our principal accountant for the years ended December 31, 2012 and 2011. All fees described were pre-approved by the Audit Committee.

Audit Fees. Audit fees billed were $194,284 for the year ended December 31, 2012 and $278,801 for the year ended December 31, 2011. The fees were for professional services rendered for the audit of our consolidated financial statements as of December 31, 2012, and the audit of our consolidated financial statements as of December 31, 2011, reviews of the financial statements included in our quarterly reports, consultations on matters that arose during our audit and reviews of SEC registration statements.

Audit-Related Fees. No audit-related fees were billed in the years ended December 31, 2012 and December 31, 2011.

Tax Fees. No tax fees were billed for the years ended December 31, 2012 and 2011.

Other Fees. There were no other fees billed in the years ended December 31, 2012 and 2011.

The Audit Committee has determined that the rendering of certain services other than audit services by OUM is compatible with maintaining the principal accountant’s independence.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

APPROVAL OF 1996 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

In April 1996, the Board of Directors of the Company (“Board”) adopted the Company’s 1996 Employee Stock Purchase Plan (“Purchase Plan”), subject to stockholder approval.  There are 465,451 shares of Common Stock reserved for issuance under the Purchase Plan. In February 2013, the Board amended the Purchase Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Purchase Plan from a total of 465,451 shares to a total of 665,451shares.  The Board adopted this amendment in order to ensure that the Company can continue to grant purchase rights at levels determined appropriate by the Board.

During the last fiscal year 52,070 shares of Common Stock were purchased under the Purchase Plan by all of our employees (excluding executive officers) at the weighted average price per share of $7.59. Our current executive officers and directors are not participants in the Purchase Plan and did not purchase any shares of Common Stock under the Purchase Plan during the last fiscal year.

As of March 31, 2013 an aggregate of 428,748 shares of the Company’s Common Stock had been granted under the Purchase Plan.  Only 36,703 shares of Common Stock (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grant under the Purchase Plan. Stockholders are requested in this Proposal 3 to approve the amendment to the Purchase Plan, as amended.  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to approve the amendment to the Purchase Plan.  Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

The essential features of the Purchase Plan are outlined below:

PURPOSE

The purpose of the Purchase Plan is to provide a means by which our employees (and any employees of our parent or subsidiary designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase our Common Stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for our success. All of our and our subsidiaries approximately 102 employees, except Dr. Chen and the employees of our mainland Chinese subsidiary are eligible to participate in the Purchase Plan.

The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION

The Board administers the Purchase Plan and has the final power to construe and interpret the both the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase our Common Stock will be granted, the provisions of each offering of such rights (which need not be identical) and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

The Board has the power to delegate administration of the Purchase Plan to a committee of not less than two Board members. The Board may abolish any such committee at any time and revest in itself the administration of the Purchase Plan. As used herein with respect to the Purchase Plan, the “Board” refers to any committee the Board appoints and to the Board.

STOCK SUBJECT TO PURCHASE PLAN

Subject to this Proposal, an aggregate of 665,451 shares of Common Stock is reserved for issuance under the Purchase Plan. Prior to applying the increase that is the subject of this proposal, an aggregate of 465,451shares of Common Stock is reserved for future issuance under the Purchase Plan, including shares resulting from an "evergreen" provision whereby, on the first day of our fiscal year, commencing on January 1, 2004 and ending on January 1, 2014, the aggregate number of shares of the Common Stock available for issuance under the Purchase Plan will be automatically increased by a number equal to the lesser of (a) 1.5% of the shares of Common Stock outstanding (rounded down to the nearest whole share) or (b) 32,000 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the beginning of any fiscal year to increase the share reserve by a smaller number of shares of Common Stock than is otherwise provided for in the evergreen provision. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

OFFERINGS

The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. The maximum duration for an offering under the Purchase Plan is 27 months. Currently, under the Purchase Plan, each offering is 12 months in duration.

ELIGIBILITY

Any person who is customarily employed at least 20 hours per week and five months per calendar year by us, or any of our designated subsidiaries, on the first day of an offering is eligible to participate in that offering; provided; however, that the Board may impose a requirement of a continuous period of employment with us preceding the first day of the offering, not to exceed two years.

However, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of our or any of our subsidaries' classes of stock (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all our employee stock purchase plans in any calendar year.

PARTICIPATION IN THE PLAN

Eligible employees become participants in the Purchase Plan by delivering to us, within the time specified in the offering, a participation agreement authorizing payroll deductions of up to the maximum percentage specified by the Board of such employee's earnings during the offering.

PURCHASE PRICE

The purchase price per share at which shares of Common Stock are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering or (b) 85% of the fair market value of a share of Common Stock on the purchase date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

The purchase price of the shares is accumulated by payroll deductions over the offering. A participant may reduce or increase his or her payroll deductions on the first day of any calendar quarter purchase period. A participant may also terminate his or her payroll deductions at any time during an offering. A participant may begin such payroll deductions after the beginning of any purchase period as provided for in an offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with our general funds. A participant may make additional payments into such account, only if specifically provided for in an offering and only if the participant has not had the maximum amount withheld during the offering.

PURCHASE OF STOCK

Upon execution of an agreement to participate in the Purchase Plan by an employee, shares of Common Stock are purchased on the employee's behalf under the Purchase Plan on each purchase date. In connection with offerings made under the Purchase Plan, the Board may specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number specified in the Purchase Plan, the Board will make a pro rata allocation of available shares. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically on each purchase date at the applicable price.

WITHDRAWAL

A participant may withdraw from a given offering by terminating his or her payroll deductions and delivering to us a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering except as provided by the Board in the offering.

Upon any employee withdrawal, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that particular offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan, provided that such employee delivers a new participation agreement.

TERMINATION OF EMPLOYMENT

Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of stock.

RESTRICTIONS ON TRANSFER

Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

ADJUSTMENT PROVISIONS

If there is any change in the stock subject to the Purchase Plan or subject to any rights granted under the Purchase Plan (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by us), the Purchase Plan and outstanding rights thereunder will be appropriately adjusted as to the class and maximum number of shares subject to the Purchase Plan, and the class, number of shares and price per share of stock subject to such outstanding rights.

EFFECT OF CERTAIN CORPORATE TRANSACTIONS

In the event of: (i) our dissolution or liquidation and (ii) certain specified types of merger, consolidation or stock acquisition of us, at the discretion of the Board the surviving or acquiring corporation will assume the rights under the Purchase Plan or substitute similar rights, the rights will continue in full force and effect, or the participants' accumulated payroll deductions may be used to purchase Common Stock immediately prior to the corporate event and the participants' rights under the ongoing offering terminated.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend, terminate or amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (b) modify the requirements relating to eligibility for participation in the Purchase Plan, or (c) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act or Section 423 of the Code.

Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination without consent of the person to whom such rights were granted.

FEDERAL INCOME TAX INFORMATION

Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received.  Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income.  Any further gain or any loss will be taxed as a long-term capital gain or loss.  At present, such capital gains generally are subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition.  The balance of any gain will be treated as capital gain.  Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date.  Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan.  The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

Equity Compensation Plan Information

			Number of Securities
			Remaining Available
	Number of Securities	Weighted-Average	for Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding Securities
	Outstanding Options	Options	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans	329,661	$ 13.08	348,679 (3)
approved by security holders (1)
Equity compensation plans not approved by security holders (2)	6,492	$ 37.52	66,133

Total	366,043	$ 14.87	414,812

(1)	Includes the following: Employee Stock Purchase Plan and Amended and Restated 2006 Equity Incentive Plan.

(2)

Includes the following: the 2000 Non-Officer Equity Incentive Plan (the “2000 Non-Officer Plan”). For more information - see Notes 1 and 8 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(3)	Includes 18,877 shares authorized for future issuance under our Employee Stock Purchase Plan as of December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of BroadVision Common Stock

The following table sets forth certain information regarding the ownership of our common stock as of February 15, 2013 by: (a) each current director and each nominee for director; (b) each of the executive officers named in the Summary Compensation Table; (c) all of our current executive officers and directors as a group; and (d) all those known by us to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares(#)	Percent of Total(%)
Pehong Chen (2)	1,614,999	34.5%

James D. Dixon	9,052	*

Robert Lee (3)	9,341	*

François Stieger (4)	6,740	*

Shin-Yuan Tzou (5)	34,678	*

Honu Holdings, LLC (2) 1700 Seaport Blvd., Suite 210, Redwood City, CA 94063	1,380,000	29.5%

All Current Directors and Executive Officers as a group (5 persons) (6)	1,674,810	35.5%

____________________

*Less than one percent

(1)  This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,685,216 shares outstanding on February 15, 2013, adjusted as required by rules promulgated by the SEC. Our directors and executive officers can be reached at BroadVision, Inc., 1700 Seaport Blvd., Suite 210, Redwood City, California 94063.

(2)    Includes 234,999 shares held in trust by Dr. Chen and his wife for their benefit. Also includes 1,380,000 shares held by Honu Holdings, LLC, of which Dr. Chen is the sole member. Excludes 45,815 shares of common stock held in trust by independent trustees for the benefit of Dr. Chen’s children.

(3)     Includes 2,400 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 15, 2013. Also includes 41 shares held in trust by Mr. Lee and his wife for their benefit.

(4)     Includes 800 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 15, 2013.

(5)     Includes 22,438 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 15, 2013.

(6)     Includes the information contained in the notes above, as applicable, for our directors and executive officers as of February 15, 2013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Directors, officers and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE FOR FISCAL 2012 AND 2011

The following table shows for the fiscal years ended December 31, 2012 and 2011, compensation awarded to or paid to, or earned by, Pehong Chen, the Company’s Chief Executive Officer and Shin-Yuan Tzou, the Company’s Chief Financial Officer (the “Named Executive Officers”).  We do not consider any officer or other employee of the Company or any subsidiary of the Company, other than Pehong Chen and Shin-Yuan Tzou, to be an executive officer of the Company.

							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)(1)	Total
Pehong Chen, CEO	2011	$350,000	$–	$–	$–	$–	$–	$19,148	$369,148

	2012	$350,000	$–	$–	$–	$–	$–	$19,149	$369,149

Shin-Yuan Tzou, CFO	2011	$212,500	$–	$–	$–	$–	$–	$12,820	$227,820

	2012	$215,000	$–	$–	$–	$–	$–	$13,192	$228,192

(1)

Consists of company contributions for health insurance coverage, long term disability, short term disability and life insurance paid by the company in the same proportion as paid for all of our employees.

Employment, Severance and Change-in-Control

Each executive officer serves at the discretion of our board of directors. Our executive officers are employees-at-will and have not entered into written employment contracts with the Company. In connection with our employment practices, each executive officer is entitled to participate in the 2011 Bonus Plan, the 2012 Bonus Plan and the Amended and Restated 2006 Equity Incentive Plan and to benefits offered to other similarly situated employees as established by the Board from time to time.

Dr. Pehong Chen

Dr. Chen founded the Company in 1993 and has been our President and Chief Executive Officer since our founding. His base salary was set at $350,000 in 2002 and has not been increased or decreased since that time.  In each of fiscal year 2011 and fiscal year 2012 the compensation committee decided not to change the base salary for Dr. Chen.  Although we have been successful in controlling our expenses (which have been reduced through conscientious expense management and non-essential employee layoffs), the compensation committee did not feel that an increase in base salary or the grant of a stock or option award to Dr. Chen was appropriate given our operating performance.  Additionally, the compensation committee has believed that a change in Dr. Chen’s base salary or equity award, is unnecessary to appropriately incentivize Dr. Chen, as his 34.5% ownership of the

Company’s common stock adequately incentivizes Dr. Chen to maximize stockholder value. The decisions with regard to Dr. Chen’s salary were not based in any material respect on a comparison to a peer group.

Dr. Shin-Yuan Tzou

Dr. Tzou joined us in 1995. At that time, we entered into our standard offer letter with Dr. Tzou. He was subsequently promoted multiple times, most recently in January 2008 when he became our Chief Financial Officer. His base salary was set at $200,000 in fiscal year 2000 and was not increased in connection with any promotion. Although we have been successful in controlling our expenses (which have been reduced through conscientious expense management and non-essential employee layoffs), the compensation committee did not feel that an increase in base salary, a payment of a bonus or the grant of a stock or option award to Dr. Tzou was appropriate given our operating performance. Through the first quarter of 2010, the compensation committee believed that based on his long-term employment with us, Dr. Tzou’s compensation package was adequate to retain and incentivize him.  In the spring of 2010, at Dr. Tzou’s request, we approved a modest increase to Dr. Tzou’s base salary to $212,500 in order to continue to retain and incentivize him.  Additionally, in 2010, Dr. Tzou earned an incentive based bonus in the amount of $5,780, in connection with the achievement of certain operating results, as more fully described below. In fiscal year 2012, the compensation committee determined to raise Dr. Tzou’s base salary to $215,000 to retain and incentivize him. The decisions with regard to Dr. Tzou’s salary were not based in any material respect on a comparison to a peer group.

Cash Bonuses, Stock Awards and Option Awards

In both 2011 and 2012, the compensation committee concluded that although we had been successful in managing operating costs, in light of the uncertainties created by (a) our increased reliance on new products and a new software as a service pricing structure and (b) the continued concerns regarding a slow economic recovery no awards would be made to Named Executive Officers pursuant to our Employee Profit Sharing Plan (the “EPSP”).

The EPSP is designed to reward the achievement of certain shorter-term performance objectives (including the achievement of certain levels of EBITDA).  The determination to fund the EPSP and the subsequent determination of whether to pay any award from such fund, including to the Named Executive Officers, is entirely at the discretion of the compensation committee and although the committee takes into account such performance metrics such as EBITDA, there is no fixed or stated corporate performance target or targets that trigger either the funding or any payments from the EPSP.   Similarly, decisions regarding other compensation components for the Named Executive Officers are at the discretion of the compensation committee and are not based on set corporate performance targets.  Specific, set quantitative performance targets are not used in the determination of the funding or payment of the EPSP or other compensation components.    With regard to the qualitative performance factors considered in awarding each component of compensation to the Named Executive Officers, the compensation committee may take into account a range of qualitative factors, such as our achievement of profitability, our external reputation and the global economic condition, generally, but it has historically not set a defined list of qualitative criteria that comprise the sum total of criteria that are considered.

In early 2011 we paid incentive-based bonuses to our Named Executive Officers, as well as to other employees.   These incentive-based bonuses were paid based on quantitative and qualitative criteria for 2010 relating primarily to corporate profitability, meeting product release schedules, business development goals and maintenance contract bookings, all as set by our CEO.  Our CEO did not set specific performance targets, nor did it communicate specific performance targets to potential bonus recipients.  In early 2011 our CEO determined what amounts to pay out based on a general assessment of individual and corporate performance and corporate priorities.

For fiscal 2011 and 2012, the compensation committee paid no performance-based bonus to the Named Executive Officers and otherwise determined that no new incentive-based or equity-based bonus was needed for the Named Executive Officers.

The material terms of Dr. Chen’s and Dr. Tzou’s severance arrangements are described in the Section below entitled “Potential Payments Upon Termination or Change of Control”.

Perquisites

The perquisites we provided in fiscal 2012 are as follows: All employees, including Drs. Chen and Tzou are eligible to participate in the 401(k) retirement plan if they so choose. Our 401(k) plan is administered by The Standard and brokered by the  i2i benefits. In fiscal year 2011 we did not make any payments to match any funds contributed by our employees, including to our Named Executive Officers.  In July 2011 a discretionary match was introduced for all employees participating in the 401(k) retirement plan, including our Named Executive Officers. The first match was paid in January 2012. Our health and insurance plans for Drs. Chen and Tzou are the same plans that we provide to all employees. Each of Dr. Chen and Dr. Tzou pay 20% of the health premium due. We do not provide other perquisites such as country club memberships, use of jet aircraft, limousine service, estate or financial planning services to Dr. Chen or Dr. Tzou.  We do not provide pension arrangements or post-retirement health coverage for our executives, except in connection with the Severance Benefit Plan which is described below.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table shows for the fiscal year ended December 31, 2012, certain information regarding outstanding equity awards at fiscal year end for our Named Executive Officers. Pehong Chen, the Company’s Chief Executive Officer did not hold any outstanding equity awards at December 31, 2012.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Shin- Yuan Tzou	12,480	–	–	$ 14.25	3/3/2016 (2)	–	$ –	–	$ –
	6,000	–	–	$ 29.25	4/16/2018 (3)	–	$ –	–	$ –
	3,333	6,667	–	$ 9.31	8/24/2021 (4)	–	$ –	–	$ –

____________________

(1)	We do not issue stock options in any direct formulaic performance based plan.
(2)	The option was granted on March 3, 2006 and has a 10 year term. The option vested monthly over 24 consecutive months and was fully vested on March 3, 2008.
(3)

The decisions with regard to Dr. Tzou’s salary were not based in any material respect on a comparison to a peer group. The option was granted on April 16, 2008 and has a 10 year term. The option vested monthly over 36 consecutive months and was fully vested on April 16, 2011.

(4)	The option was granted on August 24, 2011 and has a 10 year term. The option vested monthly over 48 consecutive months and will be fully vested on August 24, 2015.

POTENTIAL PAYMENTS UNDER SEVERANCE BENEFIT PLAN AND CHANGE OF CONTROL PLAN

The table below describes the amounts of current and future compensation benefits that our Named Executive Officers would receive under various change of control or termination scenarios as of December 31, 2012. Under our 2011 benefit plan the benefits are the same for a voluntary termination, early retirement, or normal retirement on December 31, 2012. Our Change of Control Plan, in the context of an Involuntary Termination Without Cause or a Constructive Termination (each as defined therein), only provides for benefits intended to compensate management for lost wages and longer term health and displacement benefits. There are certain graduated levels of benefits for the executives depending upon their responsibility levels and seniority with the company. Under the Involuntary Termination Without Cause scenario the benefits are reduced, while a For Cause Termination would result in little or no benefits beyond those earned up to the termination date, assumed for purposes of this table to be midnight December 31, 2012. This means the For Cause terminated employee would be entitled to only shares and stock options vested, profit sharing and accrued vacation earned through December 31, 2012 and no further compensation. In the case of disability on December 31, 2012, the employee would be entitled to the additional benefits of long-term disability insurance payouts for up to one year. In the case of death on December 31, 2012, the benefit additional to the employee would include the present value of all life insurance proceeds until normal retirement age of 65.

Under our Severance Benefit Plan (the “Plan”), Dr. Chen’s Involuntary Termination Without Cause severance consists of (i) payment of twelve months of his base salary; (ii) payment of the same portion of the premiums for continued medical and any other applicable health insurance coverage under COBRA as the Company paid prior to such termination; and (iii) the vesting of a pro-rata portion of any unvested equity compensation awards that would have vested within twelve months of his termination date. Under our Change of Control Plan, Dr. Chen’s severance consists of (i) payment of twenty-four months of his base salary; (ii) payment of the same portion of the premiums for continued medical and any other applicable health insurance coverage under COBRA as the Company paid prior to the Change of Control; and (iii) the vesting of a pro-rata portion of any unvested equity compensation awards that would have vested within twelve months of his termination date.

Under the Plan, Dr. Tzou’s Involuntary Termination Without Cause severance consists of (i) payment of six months of his base salary; (ii) payment of the same portion of the premiums for continued medical and any other applicable health insurance coverage under COBRA as the Company paid prior to such termination; and (iii) the vesting of a pro-rata portion of any unvested equity compensation awards that would have vested within twelve months of his termination date. Under our Change of Control Plan, Dr. Tzou’s severance consists of (i) payment of fifteen months of his base pay; (ii) payment of the same portion of the premiums for continued medical and any other applicable health insurance coverage under COBRA as the Company paid prior to the Change of Control; and (iii) the vesting of a pro-rata portion of any unvested equity compensation awards that would have vested within twelve months of his termination date.

TERMINATION OR CHANGE OF CONTROL

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/12 ($)	Early Retirement on 12/31/12 ($)	Normal Retirement on 12/31/12 ($)	Involuntary Not For Cause Termination on 12/31/12 ($)	For Cause Termination on 12/31/12 ($)	Involuntary For Good Reason Termination (Change in Control) on 12/31/12 ($)	Disability on 12/31/12 ($)	Death on 12/31/12 ($)
Pehong Chen
Compensation:
Short-Term Incentive Compensation	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$-	$-	$-	$-	$-	$-	$-	$-
Benefits & Perquisites:
Deferred Compensation Program	$-	$-	$-	$-	$-	$-	$-	$-
Health & Welfare Benefits	$1,647	$1,647	$1,647	$19,764	$-	$39,528	$-	$-
Disability Income	$-	$-	$-	$-	$-	$-	$1,148,594	$-
Life Insurance Benefits	$-	$-	$-	$-	$-	$-	$-	$500,000
Cash Severance	$-	$-	$-	$350,000	$-	$700,000	$-	$-
Accrued Vacation Pay	$41,057	$41,057	$41,057	$41,057	$41,057	$41,057	$41,057	$41,057
Shin-Yuan Tzou
Compensation:
Short-Term Incentive Compensation	$-	$-	$-	$-	$-	$-	$-	$-
Stock Options	$-	$-	$-	$-	$-	$-	$-	$-
Benefits & Perquisites:
Deferred Compensation Program	$-	$-	$-	$-	$-	$-	$-	$-
Health & Welfare Benefits	$1,134	$1,134	$1,134	$6,804	$-	$17,010	$-	$-
Disability Income	$-	$-	$-	$-	$-	$-	$1,148,594	$-
Life Insurance Benefits	$-	$-	$-	$-	$-	$-	$-	$430,000
Cash Severance	$-	$-	$-	$107,500	$-	$268,750	$-	$-
Accrued Vacation Pay	$24,532	$24,532	$24,532	$24,532	$24,532	$24,532	$24,532	$24,532

Disability Income:

Assumes Present Value of all Future Benefits Until Normal Retirement Age

Name	Age on 12/31/12	Years to Age 65	Discount Rate 0.9%	Present Value of the Annuity
Pehong Chen	55	10	0.9%	$ 1,148,594
Shin-Yuan Tzou	55	10	0.9%	$ 1,148,594

Severance Benefit Plan

On March 26, 2007, our Board approved the Plan for certain of our eligible employees. The Plan provides for the payment of certain benefits to employees if (i) the employee has been continuously employed for a period of one year or more; (ii) if we terminate the employee’s employment pursuant to (a) an Involuntary Termination Without Cause or (b) Constructive Termination within one month prior to or 24 months following a Change of Control; and (iii) we notify the employee in writing that he or she is eligible for participation in the Plan. Such notification will include details of the level(s) of participation applicable to the Eligible Employee. We, in our sole discretion, will make determinations as to whether employees are “Eligible Employees.” We have made no such determinations to date. Undefined capitalized terms in this description are defined in the Plan. The Plan is meant to replace all prior arrangements and plans we previously have maintained, other than local plans for specific subsidiaries or countries.

The Plan provides for the following benefits:

No change of control

Designated Eligible Employees involuntarily terminated without cause shall receive a cash severance benefit (in addition to certain other benefits as detailed in the Plan) in accordance with our then-current payroll practices as follows:

Employee Designation	Base	Accrual/Yr	Maximum
CEO	6.00 Mo.	1.00 Mo/Yr.	12.00 Mo.
EVP	3.00 Mo.	0.50 Mo/Yr.	6.00 Mo.
SVP	2.00 Mo.	0.50 Mo/Yr.	4.00 Mo.
VP	1.00 Mo.	0.50 Mo/Yr.	2.00 Mo.
All Other	0.50 Mo.	0.08 Mo./Yr.	1.00 Mo.

Change of control

There are three categories of Eligible Employees covered in a Change of Control situation: Level I, Level II and Level III as hereinafter defined. Level I Eligible Employees are defined as those Company Executive Officers designated by the Compensation Committee as Level I Eligible Employees. Level II Eligible Employees are defined as those Non-Executive Company Officers who report directly to the CEO and who are designated by the CEO as Level II Eligible Employees. Level III Eligible Employees are defined as those Non-Executive Company Officers and Department Managers who report either directly to the CEO or to Level II Eligible Employees and who are designated by the CEO as Level III Eligible Employees.

Designated Eligible Employees terminated shall receive a cash severance benefit (in addition to certain other benefits as detailed in the Plan) in accordance with our then-current payroll practices as follows:

Employee Level	Base (Number of Mo. Base Salary After 1 Year Tenure)	Accelerator (Number of Mo. Base Salary Accrued Per Each Yr. of Additional Tenure)	Maximum Years Tenure Accelerator Applied	Maximum Months Base Salary Accrual Allowed
Level I	9	1.25	12	24
Level II	6	1.00	9	15
Level III	3	0.75	8	9

The vesting and exercisability of unvested stock options held by an Eligible Employee that are outstanding as of the Eligible Employee’s termination date, beginning with the earliest unvested installments, shall be accelerated according to the following chart:

Employee Level	Base (Percentage of Unvested Stock Options Accelerated After 1 Year Tenure)	Accelerator (Percentage of Unvested Stock Options Accelerated Per Each Yr. of Additional Tenure)	Maximum (Total % of Unvested Stock Options Allowed to be Accelerated)
Level I	30%	7.8%	100%
Level II	25%	6.1%	80%
Level III	20%	4.4%	60%

DIRECTOR COMPENSATION FOR FISCAL 2012

The following table shows for the fiscal year ended December 31, 2012 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Robert Lee	-	$19,999	-	-	-	-	$19,999
James Dixon	-	$24,998	-	-	-	-	$24,998
François Stieger	-	$19,999	-	-	-	-	$19,999

Overview of Director Compensation and Procedures

We compensate non-employee members of the board through grants of restricted common stock. We do not pay our non-employee directors any cash remuneration other than reimbursement of travel expenses and deminimus items.

        Equity Compensation for Non-Employee Directors.    Pursuant to the 2006 Equity Incentive Plan, in 2012 each non-employee director was granted restricted Common Stock in an amount equal to $20,000 ($25,000, in the case of the individual serving as the audit committee chairman as of immediately following the Annual Meeting) divided by the last trading price of the Company’s common stock on the trading day immediately prior to the date of the annual meeting of stockholders as quoted on the principal trading market for the common stock.  Each such grant vests over a one-year period measured from the date of the Annual Meeting, with one quarter of the shares included in each such grant vesting on each of the dates that are three months, six months, nine months and twelve months from the Annual Meeting, so long as the recipient continues to serve as a member of the Company’s board.   These restricted shares are granted at 100% of the fair market value of the Common Stock on the date of grant. The annual grants are discretionary and are granted upon action by the Company’s Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as set forth below, since January 1, 2012, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds or exceeded $120,000 or 1% of the average of the Company’s total assets at the end of the last two completed fiscal years and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest other than as described below. It is our policy that future transactions between us and any of our directors, executive officers or related parties will be subject to the review and approval of our Audit Committee or other committee comprised of independent, disinterested directors.

On November 14, 2008, BroadVision (Delaware) LLC, a Delaware limited liability company (“BVD”), which was then our wholly owned subsidiary, entered into a Share Purchase Agreement with CHRM LLC, a Delaware limited liability company, that is controlled by Dr. Pehong Chen, our CEO and largest stockholder.  We and CHRM LLC then entered into an Amended and Restated Operating Agreement of BroadVision (Delaware) LLC dated as of November 14, 2008 (the “BVD Operating Agreement”). Under these agreements, CHRM LLC received, in exchange for the assignment of certain intellectual property rights, 20 Class B Shares of BVD, representing the right to receive 20% of any “net profit” from a “capital transaction” (as such terms are defined in the BVD Operating Agreement) of BroadVision (Barbados) Limited (“BVB”), an entity wholly owned by BVD.  A “capital transaction” under that agreement is any merger or sale of substantially all of the assets of BVB as a result of which the members of BVB will no longer have an interest in BVB or the assets of BVB will be distributed to its members. BVB is the sole owner of BroadVision On Demand, a Chinese entity (“BVOD”).  We have invested approximately $7.0 million in BVOD (directly and through BVD and BVB) to date and expect to continue to make additional investments in BVOD of approximately $400,000 per quarter for the foreseeable future.

Director and Officer Indemnification

Our revised and restated certificate of incorporation contains provisions limiting the liability of directors. In addition, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law.

We have entered into indemnity agreements with certain officers and directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for in such agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party be reason of his or her position as a director, officer or other agent of BroadVision, and otherwise to the full extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received a broker notice that it will be “householding” communications to that stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until consent is revoked. If, at any time, the stockholder no longer wishes to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, that stockholder should notify the broker or direct a written request to: Corporate Secretary, BroadVision, Inc., 1700 Seaport Boulevard, Suite 210, Redwood City, California 94063 or contact Investor Relations at (650) 331-1000. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Sandra Adams

Sandra Adams

Secretary and General Counsel

April 24, 2013

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012 is available without charge upon written request to: Corporate Secretary, BroadVision, Inc., 1700 Seaport Boulevard, Suite 210, Redwood City, California 94063.

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*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 06, 2013

BROADVISION, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 17, 2013
Date: June 06, 2013 **Time:** 10:00 AM PDT
Location: 1700 Seaport Blvd.
Suite 210
Redwood City, CA 94063

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Form 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 23, 2013 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
   Nominees

01 Dr. Pehong Chen   02 James D. Dixon   03 Robert Lee   04 Francois Stieger

The Board of Directors recommends you vote FOR proposals 2 and 3.

3 Proposal to approve amendment of BroadVision's Employee Stock Purchase Plan to increase the aggregate number of shares of Common Stock authorized under such plan by Two Hundred Thousand (200,000) shares.

NOTE: The proxy is further authorized in his discretion to vote upon such other business as may properly come before the meeting or any adjournment thereof.

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